We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of Prudential Intermediate Global Income Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
-------------------------

  PRICE WATERHOUSE LLP
  1177 Avenue of the Americas
  New York, New York 10036
  February 25, 1998